EXHIBIT 99.1

Remark Holdings Reports Second Quarter 2019 Results

Completes Transition to Pure-Play AI Company with $2.9 Million of Revenue from Continuing Operations

Executing on Contracts with Broad Range of Companies in the Real Estate, Pharmacy, Transportation, Retail and Entertainment Sectors

LAS VEGAS, NV - August 8, 2019 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence (AI) solutions and digital media properties, reported its financial results for the second quarter ended June 30, 2019.

Management Commentary
“During the second quarter, we continued to broaden our base of contracts and are currently installing our AI solutions in the real estate, pharmacy, and transportation sectors, while working with additional partners to expand upon our retail deployments,” said Kai-Shing Tao, Chairman and Chief Executive Officer of Remark Holdings. “Our focus on our customer’s return on investment is resonating with them, leading to additional organic revenue opportunities, expanding upon their existing large footprints,” Mr. Tao added.  “At the same time we’re continuing to align our cost structure, as we pursue business in a disciplined manner and lay the path to profitable growth.”

Recent Highlights

•	Completed the sale of Vegas.com and used proceeds to significantly reduce debt.

•
Entered into a "smart-building" partnership agreement with Hanvon Technology Co. Ltd, one of China’s top software companies, to utilize KanKan’s facial-recognition technology to provide entry/exit management at access points in the portfolio buildings of the software company. The partnership has already resulted in deployment at more than 1,000 access points, with plans to continue deployment to more than 10,000 building units by the end of 2019.

•	The company's installation of 5,000 units of its pharmacy-patient terminal system in 2018 led to an additional contract to install 15,000 terminals in pharmacies in additional Chinese cities in 2019.

•
Completed the installation of KanKan's taxi-safety-monitoring system in more than 2,000 taxis in the Chinese city of Xi’an. Remark is pursuing additional business opportunities for the taxi-safety-monitoring system in Guiyang and Chongqing, cities representing a total addressable market of approximately 25,000 vehicles and a revenue opportunity of more than $10 million.

•
Sharecare received a strategic investment led by Quest Diagnostics, further highlighting the value Sharecare is creating. Remark owns approximately five percent of Sharecare's issued stock and continues to explore avenues to optimize the monetization of this asset to best create long-term value for its shareholders. To date, Sharecare has raised in excess of $400 million.

EXHIBIT 99.1

Three Months Ended June 30, 2019 compared to Three Months Ended June 30, 2018

•
On May 15, 2019, the company completed the sale of Vegas.com for an aggregate purchase price of $30.0 million and used the proceeds to significantly reduce its obligations to its lenders. A gain of $6.5 million was recorded in discontinued operations on the sale of the Vegas.com business that formerly comprised Remark's Travel and Entertainment segment. The results of the formerly-reported Travel and Entertainment segment are now reported as discontinued operations.

•
Revenue for the second quarter of 2019 was $2.9 million, down from $3.9 million during the comparable period of last year. Regulatory changes in China's financial services market caused the company to discontinue its FinTech business in 2018, but the absence of FinTech revenue was partially offset by an increase in revenue from AI projects. Additionally, AI revenue in the second quarter of 2019 was more than double the $1.2 million reported during the second quarter of 2018, and significantly higher than the $0.4 million reported in the first quarter of 2019, representing the completion and passing of several proof-of-concept tests on projects and the beginning of deployment and implementation phases.

•
Total cost and expense for the second quarter of 2019 was $5.8 million, a decrease from the $10.6 million reported in the second quarter of 2018. The decrease is primarily attributable to decreases in cost of sales as a result of the discontinuance of FinTech services, in consulting fees due to declining use of external consultants, in payroll and related costs as a result of headcount reductions, and in bad debt expense.

•	Operating loss declined to $2.9 million in the second quarter of 2019 from $6.7 million in the second quarter of 2018 commensurate with the cost and expense declines.

•	Adjusted EBITDA was ($2.7) million from continuing operations, as compared to ($5.3) million.

•
Net loss totaled $2.8 million or ($0.06) per diluted share in the second quarter ended June 30, 2019, compared to net income of $3.4 million, or $0.10 per diluted share in the comparable period of the prior year. The income in the prior year was driven by a $10.1 million gain in the change of the fair value of the warranty liability.

•
At June 30, 2019, the cash and cash equivalents balance was $2.1 million, compared to a cash position of $1.4 million at December 31, 2018. Cash increased primarily due to timing of payments related to elements of working capital and the issuance of common stock.

Conference Call Information
Mr. Tao will hold a conference call today August 8, 2019 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these financial results. A question and answer session will follow management’s presentation.

Toll-Free Number: 866-548-4713
International Number: 323-794-2093
Conference ID: 7402737

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast simultaneously and available for replay via the investor section of the Company's website here.

A replay of the call will be available after 7:30 pm Eastern time on the same day through August 13, 2019.

Toll-Free Replay Number: 844-512-2921
International Replay Number: 412-317-6671

EXHIBIT 99.1

Replay ID: 7402737

About Remark Holdings, Inc.
Remark Holdings, Inc. (NASDAQ: MARK) delivers an integrated suite of AI solutions that enable businesses and organizations to solve problems, reduce risk and deliver positive outcomes. The company’s easy-to-install AI products are being rolled out in a wide range of applications within the retail, financial, public safety and workplace arenas. The company also owns and operates digital media properties that deliver relevant, dynamic content and ecommerce solutions. The company is headquartered in Las Vegas, Nevada, with additional operations in Los Angeles, California and in Beijing, Shanghai, Chengdu and Hangzhou, China. For more information, please visit the company's website at www.remarkholdings.com.

Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.

Company Contact:
E. Brian Harvey
Remark Holdings, Inc.
ebharvey@remarkholdings.com
702-701-9514

Media Relations Contact:
Brad Edwards
The Plunkett Group, Inc.
Brad@ThePlunkettGroup.com
212-739-6740

[Tables to follow]

EXHIBIT 99.1

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share amounts)

	June 30, 2019	December 31, 2018
	(Unaudited)
Assets
Cash and cash equivalents	$2,071	$1,410
Trade accounts receivable, net	4,700	5,762
Prepaid expense and other current assets	7,213	7,907
Notes receivable, current	—	100
Assets of disposal group, current	—	28,966
Total current assets	13,984	44,145
Property and equipment, net	1,795	2,075
Operating lease assets	5,582	—
Investment in unconsolidated affiliates	1,944	2,005
Intangibles, net	838	1,010
Other long-term assets	1,308	450
Assets of disposal group, long-term	—	44,123
Total assets	$25,451	$93,808
Liabilities and Stockholders’ Equity
Accounts payable	$7,696	$5,675
Accrued expense and other current liabilities	13,625	16,812
Contract liability	222	132
Note payable	3,000	3,000
Loans payable, current, net of unamortized discount and debt issuance cost	11,248	35,314
Liabilities of disposal group, current	—	41,648
Total current liabilities	35,791	102,581
Operating lease liabilities, long-term	5,838	—
Warrant liability	721	1,383
Other liabilities	—	2,934
Liabilities of disposal group, long-term	—	34
Total liabilities	42,350	106,932

Commitments and contingencies (Note 13)

Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 46,130,159 and 39,053,312 shares issued and outstanding; each at June 30, 2019 and December 31, 2018, respectively	46	39
Additional paid-in-capital	315,829	308,018
Accumulated other comprehensive income	65	32
Accumulated deficit	(332,839)	(321,213)
Total stockholders’ deficit	(16,899)	(13,124)
Total liabilities and stockholders’ deficit	$25,451	$93,808

EXHIBIT 99.1

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
(dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$2,865	$3,887	$4,074	$5,713
Cost and expense
Cost of revenue (excluding depreciation and amortization)	1,541	3,280	3,134	4,547
Sales and marketing	687	1,074	1,546	2,057
Technology and development	854	1,288	2,158	2,091
General and administrative	2,454	4,385	5,431	21,650
Depreciation and amortization	260	546	585	1,137
Other operating expense	—	24	6	46
Total cost and expense	5,796	10,597	12,860	31,528
Operating loss	(2,931)	(6,710)	(8,786)	(25,815)
Other income (expense)
Interest expense	(553)	(330)	(940)	(672)
Other income, net	92	43	47	44
Change in fair value of warrant liability	2,078	10,055	662	18,665
Other gain (loss)	27	554	1	523
Total other income (expense), net	1,644	10,322	(230)	18,560
Income (loss) from continuing operations before income taxes	(1,287)	3,612	(9,016)	(7,255)
Benefit from income taxes	—	1,026	—	995
Income (loss) from continuing operations	$(1,287)	$4,638	$(9,016)	$(6,260)
Income (loss) from discontinued operations (Note 16)	(1,487)	(1,259)	(2,610)	(4,414)
Net income (loss)	$(2,774)	$3,379	$(11,626)	$(10,674)
Other comprehensive income (loss)
Foreign currency translation adjustments	127	(183)	33	15
Comprehensive income (loss)	$(2,647)	$3,196	$(11,593)	$(10,659)

Weighted-average shares outstanding, basic and diluted	43,335	32,933	39,994	32,666

Net income (loss) per share, basic and diluted
Continuing operations	$(0.03)	$0.14	$(0.23)	$(0.19)
Discontinued operations	(0.03)	(0.04)	(0.07)	(0.14)
Consolidated	$(0.06)	$0.10	$(0.30)	$(0.33)